CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated November 16, 2001, on the September 30, 2001 financial statements of Calvert World Values Fund and to all references to our Firm included in or made part of this Post-Effective Amendment No. 15 to the Registration Statement File No. 811-06563.

/s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania

January 22, 2002